Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor, New York, NY 10022-6225
October 1, 2008
Schroder Series Trust
Schroder Capital Funds (Delaware)
875 Third Avenue, 22nd Floor
New York, New York 10022-6225
Re: Fee Waivers and Expense Reimbursements
Dear Ladies and Gentlemen:
This is to inform you that we hereby agree, through February 28, 2010, to pay or reimburse the applicable fund to the extent that the total annual fund operating expenses of a fund (other than acquired fund fees and expenses, interest, taxes, and extraordinary expenses) allocable to each fund’s Investor Shares and Advisor Shares exceed the following annual rates (based on the average daily net assets attributable to each share class of the applicable fund taken separately):

	Investor Shares	Advisor Shares

Schroder Emerging Market Equity Fund	1.25%	1.50%
Schroder International Alpha Fund	1.15%	1.40%
Schroder International Diversified Value Fund	1.15%	1.40%
Schroder U.S. Small and Mid Cap Opportunities Fund	1.05%	1.30%
Sincerely,
Schroder Investment Management
North America Inc.

By:
Name:	/s/ Mark A. Hemenetz Mark A. Hemenetz
Title:	President and Principal Executive Officer